Exhibit 10.1

AMENDED AND RESTATED

OPTION AGREEMENT

This AMENDED AND RESTATED OPTION AGREEMENT (this “Agreement”) is made effective as of this 26 day of March, 2015 (the “Effective Date”) by and between OSER VENTURES INC., a Florida corporation, whose address is 4 West Las Olas Boulevard, Suite 201, Fort Lauderdale, FL 33301 (“OSER”), and ECOLIVEGREEN CORP., a Florida corporation, whose address is 4855 NW 115th Avenue, Coral Springs, FL 33076 (“Seller”).

RECITALS

WHEREAS, Seller is the majority owner of ECO WASTEWATER CONCENTRATOR, LLC, a Florida limited liability company (“EWC”), which is a non-trading and non-current public company with no revenues and no assurance of any future revenues;

WHEREAS, Seller has previously granted OSER an option (the “First Option”) to purchase 5% of the issued and outstanding shares of Seller on a fully diluted basis as of the date the Option is exercised (all or any portion, the “Stock”);

WHEREAS, Seller is willing to grant OSER additional options (each, an “Option” and collectively, the “Options”) to purchase an additional 15% of the Stock and OSER desires to acquire the Options, subject to the terms, conditions and limitations of this Agreement; and

WHEREAS, as of December 31, 2014, there are 16,525,000 common shares of Seller outstanding. Subject to the terms hereof, OSER’s exercise of its First Option under this Agreement will result in the issuance to OSER of 869,737 common shares of Seller.

WHEREAS, Seller and OSER for and in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, hereby agree to amend and restate that certain Option Agreement dated as of May 31, 2014 between Seller and OSER (the “Original Agreement”), which Original Agreement is hereby terminated and superseded in its entirety by this Agreement.

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE 1

PURCHASE OPTION

1.1.      Recitals.  The Recitals set forth above are agreed to be true and correct and incorporated herein by this reference as part of the body of this Agreement.

1.2      Options.

(a)        Option One.  Commencing on the Effective Date and terminating on March 31, 2015 (the “First Option Date”), OSER shall have an Option to purchase the Stock, for the purchase price of $150,000.00 (the “First Option Purchase Price”), a $50,000 portion of which shall be paid on or before March 31, 2015 with the remaining balance of $100,000.00 due on or before May 15, 2015 (each and collectively, the “First Option Payment Deadline”).  In the event that OSER exercises the Option, upon the exercise of the Option and subject to the terms and conditions set forth herein, the Seller agrees to sell, convey, transfer, assign and deliver to OSER, and OSER agrees to purchase from the Seller the Stock, including all rights with respect to the Stock, subject to any restrictions as set forth in the Seller’s Articles of Incorporation and/or Bylaws or any applicable shareholder agreements that may restrict the issuance of the Stock (collectively, the “Organizational Documents”).  Notwithstanding the foregoing, OSER shall be granted a 5 day grace period with respect to the First Option Payment Deadline for the First Option Purchase Price upon providing written notice to Seller requesting the same. Time is of the essence.

(b)        Option Two.  Upon Seller’s receipt of the First Option Purchase Price on or before the First Option Payment Deadline and terminating on October 15, 2015 (the “Second Option Date”), OSER shall have a second Option (the “Second Option”) to purchase an additional 5% of the Stock, for the purchase price of $350,000.00 (the “Second Option Purchase Price”), which shall be paid on or before the Second Option Date.  In the event that OSER exercises the Second Option, upon the exercise of the Second Option and subject to the terms and conditions set forth herein, the Seller agrees to sell, convey, transfer, assign and deliver to OSER, and OSER agrees to purchase from the Seller an additional 5% of the Stock, including all rights with respect to the Stock, subject to any restrictions as set forth in the Organizational Documents; provided, that, if OSER fails to pay either the $50,000.00 portion or the $100,000.00 portion the First Option Purchase Price on or before the applicable First Option Payment Deadline, the Second Option, the Third Option and the Fourth Option shall all be immediately and automatically terminated without notice.  Furthermore, if OSER pays the $50,000.00 portion of the First Option Purchase Price but fails to pay the $100,000.00 portion the First Option Purchase Price on or before the applicable First Option Payment Deadline, the $50,000.00 portion of the First Option Purchase Price will be forfeited by OSER, and Seller shall retain such amount as liquidated damages. Notwithstanding the foregoing, OSER shall be granted a 5 day grace period with respect to the Second Option Date for the Second Option Purchase Price upon providing written notice to Seller requesting the same. Time is of the essence.

(c)        Option Three.  Upon Seller’s receipt of the Second Option Purchase Price on or before the Second Option Date and terminating on March 15, 2016 (the “Third Option Date”), OSER shall have a third Option (the “Third Option”) to purchase an additional 5% of the Stock, for the purchase price of $500,000.00 (the “Third Option Purchase Price”), which shall be paid on or before the Third Option Date.  In the event that OSER exercises the Third Option, upon the exercise of the Third Option and subject to the terms and conditions set forth herein, the Seller agrees to sell, convey, transfer, assign and deliver to OSER, and OSER agrees to purchase from the Seller an additional

5% of the Stock, including all rights with respect to the Stock, subject to any restrictions as set forth in the Organizational Documents; provided, that, if OSER fails to pay the Second Option Purchase Price on or before the Second Option Date, the Third Option and the Fourth Option shall both be immediately and automatically terminated without notice.  Notwithstanding the foregoing, OSER shall be granted a 5 day grace period with respect to the Third Option Date for the Third Option Purchase Price upon providing written notice to Seller requesting the same. Time is of the essence.

(d)        Option Four.  Upon Seller’s receipt of the Third Option Purchase Price on or before the Third Option Date and terminating on December 15, 2016 (the “Fourth Option Date”), OSER shall have a fourth Option (the “Fourth Option”) to purchase an additional 5% of the Stock, for the purchase price of $750,000.00 (the “Fourth Option Purchase Price”), which shall be paid on or before the Fourth Option Date.  In the event that OSER exercises the Fourth Option, upon the exercise of the Fourth Option and subject to the terms and conditions set forth herein, the Seller agrees to sell, convey, transfer, assign and deliver to OSER, and OSER agrees to purchase from the Seller an additional 5% of the Stock, including all rights with respect to the Stock, subject to any restrictions as set forth in the Organizational Documents; provided, that, if OSER fails to pay the Third Option Purchase Price on or before the Third Option Date, or the Fourth Option Purchase Price on or before the Fourth Option Date, the Fourth Option shall be immediately and automatically terminated without notice.  Notwithstanding the foregoing, OSER shall be granted a 5 day grace period with respect to the Fourth Option Date for the Fourth Option Purchase Price upon providing written notice to Seller requesting the same. Time is of the essence.

1.3       Payment of Purchase Price(s)/Issuance of Stock. Subject to the requirements set forth in Section 1.2 above, upon OSER’s timely exercise of the following Purchase Options, OSER will pay to Seller, the Purchase Price(s) as follows:

(a)        Option One. Payment of both the $50,000.00 portion and the $100,000.00 portion of the First Option Purchase Price on or before the applicable First Option Payment Deadline in immediately available funds. Upon Seller’s receipt of the First Option Purchase Price, Seller will issue 5% of the Stock to OSER.

(b)        Option Two.  Payment of the Second Option Purchase Price on or before the Second Option Payment Deadline in immediately available funds. Upon Seller’s receipt of the Second Option Purchase Price, Seller will issue 5% of the Stock to OSER.

(c)        Option Three.  Payment of the Third Option Purchase Price on or before the Third Option Payment Deadline in immediately available funds. Upon Seller’s receipt of the Third Option Purchase Price, Seller will issue 5% of the Stock to OSER.

(d)        Option Four.  Payment of the Fourth Option Purchase Price on or before the Fourth Option Payment Deadline in immediately available funds. Upon Seller’s receipt of the Fourth Option Purchase Price, Seller will issue 5% of the Stock to OSER.

1.4       Closing. The parties each agree to execute and deliver any and all documents reasonably required to memorialize the closing (“Closing”) of the transaction contemplated by this Agreement (the “Transaction”), with the exception of the issuance of a stock certificate(s) reflecting the issuance of the Stock which will not occur until 90 days post-Closing.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES

2.1.      OSER hereby represents, warrants and covenants to the Seller that:

(a)        the Transaction shall be closed in accordance with the terms and conditions of the Organizational Documents.

(b)        OSER has received all the information it considers necessary or appropriate for deciding whether to purchase the Stock.  OSER further represents that it has had an opportunity to review the Seller’s books and records and ask questions and receive answers from the Seller regarding the terms and conditions of the sale of the Stock and the business, properties, prospects and financial condition of the Seller.

(c)        OSER acknowledges that the Seller has no revenues and currently has accumulated deficits and losses.

(d)        OSER is an “accredited investor” within the meaning of SEC Rule 501 of Regulation D as presently in effect.

(e)        OSER is aware of the Seller’s business affairs and financial condition and has acquired sufficient information about the Seller, its management, financial condition, business and operations, and substantial risks associated with the investment in the Seller to reach an informed and knowledgeable decision to acquire the Stock.

(d)       OSER warrants, represents and covenants with and to Seller that OSER has the right, power, legal capacity and authority to enter into, execute, and perform its/her/his obligations under this Agreement. This Agreement constitutes the legal, valid, and binding agreement of OSER enforceable in accordance with the terms and provisions hereof.

(f)        OSER is purchasing the Stock for investment and not with a view toward further distribution thereof. OSER agrees not to transfer the Stock except pursuant to an effective registration statement or in reliance on exemptions from registration under the Securities Act of 1933. OSER agrees that any certificates to be issued to them representing the Stock, if applicable, shall bear appropriate restrictive legends to this effect.

(g)       OSER acknowledges its understanding that the sale of the Stock is intended to be exempt from registration under the Securities Act of 1933, as amended, by virtue of Section 4(2) of the Securities Act and the provisions of Regulation D promulgated thereunder.  In furtherance thereof, OSER represents and warrants to the Seller as follows:

(i)        OSER is aware that no market exists for the sale of the Stock, thereby requiring any investment to be made for an indefinite period of time.

(ii)       OSER is acquiring the Stock solely for its own beneficial account, for investment purposes, and not with view to, or resale in connection with, any distribution of the Stock.

(iii)      OSER has the financial ability to bear the economic risk of his, her or its investment, can afford a complete loss of such investment, has adequate means for providing for current needs and contingencies, and has no need for liquidity with respect to the investment in the Seller.

(iv)      OSER (together with its advisors, if any) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the prospective investment in the Stock.  If other than an individual, the undersigned also represents it has not been organized solely for the purpose of acquiring the Stock.

(h)       No representations or warranties have been made to OSER by the Seller or any of their respective members, officers, employees, agents, sub-agents, affiliates or subsidiaries, other than any representations of the Seller contained herein and in the Organizational Documents, and in subscribing for the Stock, OSER is not relying upon any representations other than those contained herein or in the Organizational Documents.

(i)        OSER understands and acknowledges that its purchase of the Stock is a speculative investment that involves a high degree of risk and the potential loss of the OSER’s entire investment.  The undersigned expressly acknowledges that the Seller has no previous operating history, is not current with the Securities and Exchange Commission, the  Stock is not currently trading on any exchange and is not registered pursuant to Rule 144 and waives any claims against Seller for damages caused directly or indirectly by the foregoing.

(j)        OSER’s overall commitment to investments that are not readily marketable is not disproportionate to OSER’s net worth, and an investment in the Seller will not cause such overall commitment to become excessive.

(k)       The undersigned is unaware of, is in no way relying on, and did not become aware of the offering of the Stock through or as a result of, any form of general solicitation or general advertising including, without limitation, any article, notice, advertisement or other communication published in any newspaper, magazine or similar media or broadcast over television, radio or electronic mail through the Internet, in connection with the offering and sale of the Stock and is not subscribing for the Stock and did not become aware of the Stock through or as a result of any seminar or meeting to which OSER  was invited by, or any solicitation of a subscription by, a person not previously known to OSER in connection with investments in securities generally.

(l)        OSER is not relying on the Seller or any of their respective shareholders, directors, officers, employees, agents or sub-agents with respect to the legal, tax, economic and related considerations of an investment in the Seller, and OSER has relied on the advice of, or has consulted with, only his, her or its own Advisors.

(m)      OSER acknowledges that any estimates or forward-looking statements or projections provided by the Seller, if applicable, were prepared by the management of the Seller in good faith, but that the attainment of any such projections, estimates or forward-looking statements cannot be guaranteed by the Seller or its management and should not be relied upon.

(n)       No oral or written representations have been made, or oral or written information furnished, to OSER or his, her or its Advisors, if any, in connection with the offering of the Stock that are in any way inconsistent with the information contained herein or in the Organizational Documents.

(o)       OSER hereby agrees not to sell any of its Stock in Seller for a period of 12 months from the date that its last Option under this Agreement has been exercised or has terminated or expired.

(p)       All of the foregoing representations, warranties and agreements shall survive the closing of the transactions contemplated by this Agreement.

ARTICLE 3

DRAG ALONG / TAG ALONG RIGHTS

Notwithstanding anything contained in this Agreement to the contrary, in the event the holders of more than a majority of the Stock of the Seller (the “Offerees”) have received and approved a bona fide written offer from any third party, to purchase or otherwise acquire Stock in the Seller, which purchase or acquisition would result in such person owning more than a majority of the Stock of the Seller either by way of sale, merger, consolidation, or reorganization, then the Offerees shall serve written notice to that effect to OSER (the “Notice of Sale”) stating the name and address of the offeror, the Stock proposed to be sold, and the price, terms and conditions of such sale, merger, consolidation or reorganization, including the consideration proposed to be paid. The Notice of Sale shall include a copy of said written offer. OSER shall have ten (10) days following the receipt of the Notice of Sale to notify the Seller in writing of OSER’s desire to participate in the sale, merger, consolidation or reorganization (hereinafter referred to as the “Participation Notice”), by selling all of their Stock in the proposed transaction.  Failure to submit such Participation Notice within said ten (10) day time period shall constitute a waiver on the part of OSER to participate in the proposed transaction.  In the event OSER gives a Participation Notice, the Seller shall condition any such sale or merger, consolidation or reorganization to such person upon such person agreeing to purchase or acquire the Stock of

OSER at the same price and upon the same terms and conditions set forth in the Notice of Sale.  In the event that OSER does not timely give a Participation Notice, the Seller shall have the right to require OSER to participate in the sale, merger, consolidation, or reorganization by giving OSER written notice to that effect within thirty (30) days following the giving of the initial Notice of Sale (the “Call Notice”).  In the event the Seller gives such a Call Notice, OSER shall immediately surrender or assign all of its Stock in the Seller to the Seller as transfer agent, and the Seller shall be required to cause the sale or transfer of such Stock in the Seller upon the same terms and conditions of the sale, merger, consolidation, or reorganization of the Stock in the Seller owned by the other selling shareholders.  The Seller shall deliver the net proceeds of such sale for such OSER’s Stock to OSER immediately following Closing.

In the event that the purchase price that would be due to OSER pursuant to the Notice of Sale, is less than the amount that OSER actually paid for its Stock in Seller, then any Options that OSER has not previously exercised (including payment therefor) under the terms of this Agreement shall be automatically terminated.

ARTICLE 4

MISCELLANEOUS PROVISIONS

4.1.      Amendment and Modification.  This Agreement may be amended, modified, or supplemented only by written agreement of the parties hereto.

4.2.      Governing Law; Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of Florida (without regard to its conflicts of law doctrines).  The parties hereto (i) irrevocably submits to the jurisdiction of any State court sitting in Broward County, Florida or the United States District Court for the Southern District of Florida in any action arising out of these agreements, (ii) agrees that all claims in such action may be decided in such court, (iii) waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum, and (iv) consents to the service of process by certified mail.  In the event of any dispute concerning this agreement, the prevailing party in any litigation shall be entitled to be reimbursed its reasonable costs and attorneys’ fees.

4.3.      Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and shall become a binding Agreement when one or more of the counterparts have been signed by each of the parties and delivered to the other party.

4.4.      Headings.  The article and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

4.5.      Entire Agreement.  This Agreement, including the exhibits, schedules, and other documents and instruments referred to herein, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. This agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

4.6.      Waiver of Conflict. With respect to the transactions contemplated by this Agreement, OSER hereby acknowledges and waives any potential conflict of interest between Seller, OSER, Steve Adelstein (in his individual capacity or in his capacity as  shareholder of OSER or Seller or in his capacity as an officer of an affiliate of any of the parties hereto), Alfred Tracy and any other affiliates of Seller.

4.7.      Severability.  If any one or more provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

OSER:

OSER VENTURES INC.

By: /s/ Roland L. Breton

Roland L. Breton, President

SELLER:

ECOLIVEGREEN CORP.

By: /s/ Len Bryan

Len Bryan, President